Exhibit 99.1

NEWS	RELEASE
For more information, contact:	February 9, 2009
Larry D. Barbour, President and CEO
919-787-9696

NORTH STATE BANK ANNOUNCES NEW DIVISION:

CommunityPLUS

North State furthers its commitment to community association management companies with the launch of new division.

RALEIGH, NC … After a strong history of commitment of service to community association management firms, North State Bank is launching CommunityPlus, a division of the bank dedicated to serving the needs of that industry. “This is a significant milestone for North State Bank,” said Larry Barbour, North State Bank’s President and CEO.

“We worked closely with people in the community association management industry prior to opening North State Bank for business in 2000,” Barbour said. “Those early conversations allowed customers from this unique industry to define what they needed in a bank. And that is what we set out to be. It has been a great set of relationships in every sense of the word. Now, community management associations account for more than $133 million in deposits at North State Bank. In fact, these association deposits grew more than 25% in 2008; no small feat given the economic environment. We have earned the respect of leaders in this industry and their business has followed. We now intend to take this business to even higher levels.”

Sandra Temple, North State Bank executive vice president and chief operations officer, will serve as president of CommunityPLUS. She brings more than 20 years of bank management experience to the role, with nearly nine years at North State Bank. More importantly, for more than half of her career, she has served the community association management industry, including in leadership positions. She served as the 2008 president of the North Carolina Chapter of the Community Associations Institute (CAI) and is a member of the Banking Committee for CAI National.

“Being asked to lead CommunityPlus is exciting and challenging and I look forward to making it the premier financial services provider for the community association management industry,” said Temple. “Our goal is to expand our customer base throughout our current markets and beyond.”

Services offered to community association management firms by CommunityPLUS will include: Lock Box Processing, proprietary management software – Community Management Toolbox, Remote Deposit Capture, Credit Card Payment Processing, Online Banking Services, and Loans.

Founded in 2000, North State Bank, a wholly-owned subsidiary of North State Bancorp [OTC Bulletin Board: NSBC] a $687.6 million in assets bank-holding company as of December 31, 2008, is a full-service community bank serving Wake and New Hanover counties in North Carolina through seven full-service offices, and Carteret County, NC through a loan production office.

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This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including the local, regional and national economies, changes in real estate values and the real estate market, substantial changes in financial markets, changes in interest rates, our ability to manage growth, loss of deposits and loan demand to other savings and financial institutions, and regulatory changes. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.